Exhibit 10.4

New Bank and Bank Holding Company Formation:

Financial Advisory and Consulting Agreement

The following is the Financial Advisory and Consulting Agreement between CCFW, Inc., dba Carpenter & Company (“Carpenter”), its subsidiary Seapower Carpenter Capital, Inc. (“SCC”), and the SB Organizing Group (the “Client”), effective this 1st day of  November, 2006.

WHEREAS, the Client wishes to enter the banking business in the County of Los Angeles, utilizing (i) a bank holding company (established through formation, capitalization, opening, and successful operation of a prospective new entity) (the “BHC”) and (ii) a formation, capitalization, opening and successful operation of a new FDIC-insured financial institution (the “Bank”) (the Client, the BHC and the Bank are collectively referred to hereinafter as the “Client”); and

WHEREAS, the Client and Carpenter had previously entered into that certain New Bank Formation: Consulting Agreement dated October 6, 2005 (the “Initial Agreement”); and

WHEREAS, the Client and Carpenter desire to terminate for all purposes the Initial Agreement; and

WHEREAS, the Client wishes to retain Carpenter and SCC to provide financial advisory and consulting services in connection with these objectives, and Carpenter and SCC wish to be so retained.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1)             APPLICATION  SERVICES

a)              Carpenter shall assist the Client in evaluating alternative corporate structures and developing the strategy for approval of the acquisition of the Bank by the BHC and filing an application with the Federal Reserve System (the “FRS”) for registration of the BHC as a bank holding company.

b)             Carpenter shall assist the Client in developing the strategy for approval of a new bank charter, assembling its management team, and preparing and filing an application for (i) a national or state bank charter application to be submitted to one of the Comptroller of the Currency, the Office of Thrift Supervision or the Department of Financial Institutions (“Appropriate Regulator”), (ii) and to the Federal Deposit Insurance Corporation (“FDIC”) for the insurance of accounts.  (The FRS, the Appropriate Regulator and the FDIC are collectively referred to hereinafter as the “Banking Regulators”).

c)              The major tasks to be performed by Carpenter will include:

i)                 Strategy

(1)          Development of an overall strategy for the appropriate corporate structure and approval of the BHC, considering current regulatory policies and the specific plans and resources of Client.

(2)          Development of an overall strategy for approval of the new charter, considering current regulatory policies and the specific plans and resources of Client.

(3)          Identification of strengths and areas requiring improvement in the proposed location, management, Board of Directors, and business plan, and providing suggestions for remediation of areas requiring improvement.

ii)              Regulatory Consulting

(1)          Advice as to current regulatory practice and procedure with respect to approval of new bank charters and the registration of related bank holding companies.

(2)          Communication with the Banking Regulators, as appropriate, during the application phase.

(3)          Attendance at an application pre-filing conference with the Banking Regulators, and at such other regulatory meetings as are appropriate and necessary.

iii)           Board of Directors and Management

(1)          At the specific request of the Client, Carpenter, either directly or through the services of a qualified executive recruitment firm specializing in financial institutions, shall seek to identify and recruit specific senior officers and directors to complete or strengthen the Board of Directors or management team.

(2)          Assistance in preparing the proposed president and/or CEO’s biographical data and, if appropriate and necessary, development of a case supporting the candidate’s approvability for the position of CEO of the bank.

(3)          Advice on developing a balanced and approvable Board of Directors.

(4)          Advice on the overall approvability of the management team, including the CEO, CFO, and CCO, and on potential improvements.

(5)          Advice on the form and market rates of compensation for the senior management team.

(6)          Advice on the volume and type of options to be granted under the stock option plan to officers and directors.

(7)          Training senior officers and directors for the pre-filing meeting with the Banking Regulators, and for the field examination interviews conducted by representatives of the Banking Regulators.

(8)          Attendance at other selected meetings with the Board of Directors.

iv)          Preparation and Filing of The Applications

(1)          Preparation of the economic documentation, banking and other data necessary to complete and file the charter application with the Appropriate Regulator.

(2)          Assistance in the development and preparation of the business plan for the bank.

(3)          Advice on appropriate levels of initial capitalization given the business plan assumptions.

(4)          Preparation of the pro forma bank financial statements for the first three years of operation.

(5)          Analysis of community needs and completion of demographic analysis as required by the Appropriate Regulator and the FDIC to assess the public need for and convenience of a new bank.

(6)          Assistance in the preparation of the bank’s policies and procedures to be filed with the applications.

(7)          Assistance in preparing the Interagency Biographical and Financial Report and ancillary forms for each director, senior officer, and significant shareholder of the proposed bank.

(8)          Preparation of the application for FDIC deposit insurance.

(9)          Preparation of the application for registration of the BHC with the FRS.

(10)    Assembly and submission of the charter, deposit insurance and BHC registration applications to the Banking Regulators.

(11)    Assistance in responding to any deficiencies noted or questions posed by the Banking Regulators after the applications have been filed.

(12)    Such other general consulting and assistance as is reasonably connected to the purposes of this Agreement.

2)             CAPITALIZATION SERVICES

a)              The Client will seek to raise the capital required as a condition of approval to open the Bank through a private placement (the “Offering”) of the common stock of the BHC (the “Securities”).  SCC shall assist the Client in this process as follows.

i)                 Strategy

(1)          Assist the Client in the development of its overall marketing plan and strategy for the Offering and sale of the Securities to investors (“Investors”).

(2)          Assist the Client in the development of specific plans, timelines, and benchmarks for measurement of success.

ii)              Investor Identification and Stratification

(1)          Stratify and analyze the target local Investor population.

(2)          Develop marketing approaches for each major sub-group of Investors.

(3)          Incorporate the results of stratification into the strategy for completion of the Offering.

iii)           Marketing and Sales Materials

(1)          Assist in developing the financial and operational argument for investment in the Offering, with supporting investment and return analysis from comparable banking institutions.

(2)          In conjunction with the Client, develop the presentation and other supporting materials to be used by the Bank and SCC in meetings with and presentations to potential Investors.

iv)          Participation in Sales Events.

(1)          Provide assistance in presentations to potential Investors on a schedule to be mutually agreed to.

(2)          Coordinate development of the sales event schedule with Client.

(3)          Assist as requested in planning for specific sales events.

(4)          Assist in further presentations to Investors as reasonably required.

v)             Management Consulting

(1)          Provide planning, training and tracking assistance to the Client through the completion of the Offering.

(2)          Coordinate with Client and Client’s other advisors in the preparation of an offering circular, and related marketing and sales materials.

(3)          Provide Client director and officer training sessions on the offering process, responsibilities, and effective Investor identification and closing methods.

(4)          Assistance in closing Investors’ subscriptions, including information agency services, advising on IRA/Keogh issues, and meeting with bankers, Board, and the investors as reasonably necessary.

b)             SCC’s involvement in the Capitalization Services shall be pursuant to terms and conditions (excluding compensation and the basic description of services to be rendered) that shall be described in a separate written agreement to be entered into by the Client and SCC in connection with the commencement of delivery of the Capitalization Services.  It is further subject to receipt of all required regulatory approvals of the terms and arrangements for such services by applicable regulatory bodies.

c)              Notwithstanding the foregoing or the terms of any separate written agreement describing the terms and conditions pursuant to which SCC shall deliver its capitalization services, the Client agrees and acknowledges that (i) any offering undertaken by SCC on behalf of the Client shall be conducted on a best efforts basis, (ii) shall not be underwritten, and (iii) that no guarantee of performance or sales success has or shall be given by SCC or relied upon by the Client.

3)             ONGOING SERVICES

a)              Following opening of the Bank and at the specific written request of the Bank, Carpenter and SCC shall provide the Bank and the BHC with ongoing consulting and financial advisory services to assist management and the Boards of Directors in enhancing and increasing shareholder value.  These services are described more fully below.

i)                 Strategic Consulting Services

(1)          Following opening of the Bank, Carpenter shall provide the Bank and the BHC with a written quarterly report on financial performance of the Bank and the Bank’s common stock as follows:

(a)          Financial characteristics, including balance sheet and income statement composition, ALCO policy and asset-liability profile, asset quality indicators, and the components of income and expense of the Bank;

(b)         Comparative review of performance of the Bank, with emphasis on relative performance compared to other de novo Banks;

(c)          Business lines, including both asset and liability products and services, focusing on issues of diversification, income generation, and risk/reward balance;

(d)         Common stock comparative performance, including the use of valuation indicators derived from a review of other comparable bank stocks; and

(e)          Upon request, identification and evaluation of alternative sites for future branch expansion.

(2)          Carpenter personnel shall be available to the Bank and the BHC for a reasonable amount of time to discuss the results of this quarterly analysis, and to provide other ongoing strategic advice, as necessary and appropriate.  Further, at least annually, Carpenter shall meet with the Board of Directors of both the Bank and the BHC to present a review of the information and analysis described above, and offer consulting and strategic comments based on that analysis.

ii)              Financial Advisory Services

(1)          During the term hereof, Carpenter or SCC (as Carpenter may decide in compliance with applicable law and regulation) shall provide ongoing financial advisory services to the BHC and the Bank, advising with respect to further offerings of securities or other capital placement by the Client, and advising with respect to potential Business Combinations (defined below) (all collectively described as “Strategic Transactions”)

(a)          “Business Combination” means (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Client is combined with or comes under common control with that of a Second Party, or (b) the acquisition, directly or indirectly, by a Second Party of more than 24.9% of the capital stock, or a all or a substantial portion of the assets of the Client, by way of tender or exchange offer, negotiated purchase or otherwise, whether effected, in any such case, in one transaction or a series of transactions.

b)             Carpenter’s and SCC’s Ongoing Services as described herein shall be pursuant to terms and conditions (excluding compensation and the basic description of services to be rendered) that shall be described in separate written agreements to be entered into by the Client and Carpenter or SCC in connection with the commencement of delivery of the Ongoing Services.

4)             COMPENSATION

a)              Application Services

i)                 The total fees for Application services will be $115,000.  Payment is based upon the following schedule:

(1)          $55,000 as an initial fee, due and payable upon signing of this Agreement.

(2)          $30,000 in-progress fee due forty-five days after receipt of the initial fee.

(3)          $30,000 fee due upon filing of the application with the Appropriate Regulator.(1)

ii)              Additional fees for Application services will be required for unusual delays caused by the Client, or for material changes to the application which require a significant update of the financial institution, community or director data.

b)             Capitalization Services

i)                 Compensation to Carpenter or SCC for Capital Services shall be paid as follows:

(1)          Sales Management Fee:  Upon closing of the Offering, the Client shall pay a sales management fee equal to the lesser of (a) 1% of the gross Offering proceeds and (b) $125,000.

(2)          Sales and Placement Fee: Upon closing of the Offering, the Client shall pay a sales and placement fee equal to 5% of the gross Offering proceeds collected from any investors identified by SCC.

c)              Ongoing Services

i)                 Following receipt of a request from the Client for delivery of the ongoing Strategic Consulting Services, the Client shall pay, as compensation for the Strategic Consulting Services, a fee of $5,000 per calendar quarter, following opening of the Bank.

ii)              Compensation for advice with regard to Strategic Transactions shall be as follows:

(1)          Following receipt of a request from the Client for delivery of services in connection with either a further offering of common stock or other capital placement, SCC shall be paid fees on terms comparable to those paid for similar services to other firms engaged in similar activities.

(1)  These fees are exclusive of any filing fees required by the Appropriate Regulator, which will be paid separately by the Client.  Applications filed with state or OCC regulatory authorities have filing fees ranging from $7,500 to $25,000.  The application to the FDIC for insurance of accounts does not currently have a filing fee.

(2)          Without regard to whether the Client requests that Carpenter provide financial advisory services, if during the period Carpenter and SCC are retained by the Client hereunder or within 12 months thereafter (a) a Business Combination is consummated with any Second Party identified by Carpenter or SCC as potentially interested in a Business Combination with the Client; or (b) the Client enters into a definitive agreement to engage in a Business Combination with any Second Party identified by Carpenter or SCC as potentially interested in a Business Combination with the Client, the Client shall pay Carpenter a non-refundable fee in an amount equal to 3% of the first $5 million of the Aggregate Purchase Price (defined below), and 2% of all sums above $5 million of the Aggregate Purchase Price (defined below), all payable at the closing of the Business Combination.

(a)          “Aggregate Purchase Price” shall mean an amount equal to the sum of (a) the consideration agreed to be paid or exchanged for each outstanding share of each class of stock of the Company, plus (b) the consideration to be paid with respect to shares underlying unexercised options, warrants or other rights to purchase shares of any class of the Company’s securities minus any applicable exercise or strike price plus (c) the amount of any debt assumed (directly or indirectly) or repaid in connection with the Business Combination, plus (d) the net present value of any contingent payments (whether or not related to future earnings or operations and including payments to executive personnel in respect of salary, bonus or retention agreements) calculated based upon the assumption that the maximum aggregate amount or any consideration pursuant to the contingent payment provisions is received, plus (e) any extraordinary dividends or distributions paid on or prior to the closing in connection with the Business Combination.

(3)          All fees arising from Strategic Transactions are payable at closing of the related Strategic Transaction.

d)            Executive Recruitment

i)                 Compensation for recruitment of directors or senior officers shall be payable at the rate of $15,000 per director recruited, and industry standard fees for each senior officer.

ii)              Compensation for executive and director recruitment shall be payable upon opening of the Bank.

iii)           Carpenter’s services in connection with executive recruitment shall be pursuant to terms and conditions that shall be described in a separate written agreement to be entered into by the Client and Carpenter in connection with the commencement of such services.

iv)          In its discretion, Carpenter may choose to use the services of a qualified third-party executive recruitment firm in connection with these services.  In such event, the fees payable for a successful search shall be paid by Carpenter to the search firm and no portion of such fee shall be retained by Carpenter.

5)             EXPENSE REIMBURSEMENT

The Client will reimburse Carpenter and SCC for its reasonable out-of-pocket expenses including travel and related costs incurred in connection with or arising out of their  activities under or contemplated by this Agreement. Such reimbursement, which is in addition to any compensation payable by the Client to Carpenter or SCC under this Agreement, shall be billed from time to time and paid within 30 days of submission.  Expenses for each of the Application Services and Capitalization Services phases shall not exceed $10,000 without the Client’s consent.  Expenses for the Ongoing Services phase shall be determined by agreement of the parties at the time of commencement of any Ongoing Services activity.

6)             TERM

a)              This agreement is effective as of the date first above written, and shall remain effective until that date which is three years from the date of opening of the Bank.  At that time and at each future expiration date, unless Carpenter or Client shall have provided the other party with written notice of its intention not to renew this Agreement within at least 30 days of the expiration date, this Agreement shall automatically renew for additional successive one year terms.

7)             INDEMNIFICATION

a)              The Client agrees to indemnify and hold Carpenter, SCC and their affiliates and their respective partners, directors, officers, employees, agents, and controlling persons (each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which such indemnified Party may become subject under applicable state or federal law, or otherwise, arising out of any actual or proposed Business Combination or Capital Placement, or the retention of Carpenter and SCC, or the services performed under this agreement by Carpenter or SCC, and will promptly reimburse such Indemnified Party for all expenses (including reasonable counsel fees and expenses) upon written request made from time to time, including expenses incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether civil, criminal, administrative or investigative in nature, and whether or not such indemnified Party is a party.  The Client will not be liable under this indemnification provision to the extent that any loss, claim, damage, liability, or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Carpenter’s or SCC’s bad faith, gross negligence, or willful misconduct.

b)             The Client agrees to notify Carpenter and Carpenter and SCC agree to notify the Client promptly of the assertion against either of them or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

c)              If any indemnification or reimbursement sought under this provision were for any reason not available to any Indemnified Party or insufficient to fully indemnify it as and to the extent contemplated by this provision, the Client will contribute to the amounts paid or payable by such Indemnified Person in a proportion that appropriately reflects the relative benefits to the Client and its equity owners on the one hand, and Carpenter or SCC on the other, in connection with the matters to which such indemnification or reimbursement relates and the relative faults of such parties, as well as any other equitable considerations. The Client, Carpenter and SCC agree that it would not be just and equitable if this contribution were determined by pro rata allocation or any other method that does not take into account such equitable considerations.  The relative benefits to the Client and its equity owners and to Carpenter with respect to the services to be provided under this Agreement will be deemed to be in the same proportion as (i) the anticipated total proceeds of any capital offering (whether or not consummated or); and (ii) the total proceeds of any M & A transaction (whether or not consummated) as compared to (iii) the aggregate compensation actually paid to Carpenter in connection with the services provided under this Agreement.  In no event will the Client contribute less than the amount necessary to ensure that all Indemnified Parties, in the aggregate, are not liable for any amounts in excess of the aggregate amount of compensation actually received by Carpenter under this Agreement.

d)             In no event shall Carpenter be liable for any amount in excess of the aggregate amount of compensation actually received by Carpenter under this agreement.

e)              The Client agrees to notify Carpenter and SCC, and Carpenter and SCC agree to notify the Client promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

f)                In the event Carpenter or SCC appears as a witness in any action brought against the Client in which an Indemnified Party is not named as a defendant, the Client agrees to reimburse Carpenter or SCC for all reasonable expenses incurred and time expended by it in connection with its appearing as a witness.

8)             CONFIDENTIALITY

a)              During the course of this Agreement, the Client may learn from Carpenter or SCC data, discoveries, know-how, ideas, and other information which Carpenter considers to be proprietary and confidential, for example information relating to its internal processes, methods, documents, programs, operations, customers, and present and future business or marketing plans of Carpenter or SCC (“Confidential Information”).  Except as authorized by Carpenter in writing, the Client agrees to keep confidential and not to use, except in connection with the services to be provided under this Agreement all Confidential Information.   All Confidential Information (and any copies and notes thereof) shall remain the sole property of Carpenter.  Notwithstanding the foregoing, however, no obligation of confidentiality shall apply to the extent Confidential Information (i) is or becomes available to the public through no breach of this Agreement by the Client; (ii) is obtained by the Client from a third party who had the legal right to disclose the information to the Client; (iii) is already in the possession of the Client on the date this Agreement becomes effective; or

(iv) is required to be disclosed by law, government regulation, or court order. The obligation of confidentiality with respect to Confidential Information shall continue for three years beyond the date of this Agreement.

9)             OTHER TERMS

a)              The parties agree that (i) in the event of incorporation of the BHC, it shall become a party to this Agreement, and (ii) upon approval of the charter application by the Appropriate Regulator, the Bank shall become a party to this Agreement, and, by written confirmation at that time, each of the BHC, if incorporated, and the Bank shall assume their appropriate benefits and obligations as described in this Agreement.

b)             The Client acknowledges that while Carpenter shall provide advice and consultation with respect to obtaining approval of the BHC and the Bank, no warranty, expresses or implied, of the approval of any application is made by Carpenter.

c)              The parties agree to take such further action as may be necessary and to execute any further documentation that may be required (meeting customary industry standards), in connection with future implementation of the additional services described in this Agreement.

d)             The Client acknowledges that it is not relying on the advice of Carpenter for tax, legal or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any action taken based upon such advice.

e)              In the event that an action or suit is brought to declare or enforce any term hereof or any obligation created hereunder, the prevailing party shall be entitled to recover from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or actions, including attorney’s fees, costs and the prevailing statutory interest from the other party.

f)                This agreement embodies the entire understanding of the parties with respect to the engagement of Carpenter, and both parties specifically acknowledge the termination of the Initial Agreement as of the date first above written.  This agreement may be modified or amended only by an instrument in writing signed by both parties.

g)             THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES.  THE CLIENT HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA FOR ANY LAWSUIT ARISING FROM OR RELATING TO THIS AGREEMENT.

h)             If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

i)                 All parties acknowledge and agree that each of: (1) the parties are executing this Agreement voluntarily and without any duress or undue influence; (2) the parties has carefully read this Agreement and has asked any questions needed to understand the terms, consequences, and binding effect of this Agreement and fully understands them; and (3) the parties has sought the advice of an attorney of their respective choice if so desired prior to signing this Agreement.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart of this Agreement, whereupon this Agreement shall constitute a binding agreement between the Client, Carpenter and SCC.

CCFW Inc dba
CARPENTER & COMPANY		SB ORGANIZING GROUP

/s/ John D. Flemming		/s/ Jeffrey M. Watson
By:	John D. Flemming	By:	Jeffrey M. Watson
Its:	President	Its:	President and CEO

SEAPOWER CARPENTER CAPITAL, INC.

/s/ John D. Flemming
By:	John D. Flemming
Its:	President